Exhibit 99.1

PRESS RELEASE

Press Release # 04017

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Raymond A. Link	Heidi A. Flannery
VP of Finance & Administration, CFO

Investor Relations Counsel

TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9435	Tel: (503) 203-8808
Fax: (503) 615-8904	Fax: (503) 203-6833
Email: rlink@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. ANNOUNCES IMPROVED RESULTS
FOR THE QUARTER ENDED JUNE 30, 2004

Hillsboro, Oregon – July 22, 2004 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today reported its financial results for the quarter ended June 30, 2004.

Summary Financial Results and Highlights for the Quarter Ended June 30, 2004:

•                  Revenues grew to $92.6 million due to continued strength in TriQuint’s end markets, with particular strength in wireless phones and infrastructure. Revenues for the quarter ended June 30, 2004, were up 27.2% over the second quarter of 2003 and up 3.1% over a very strong first quarter of 2004. Revenues increased for the fifth consecutive quarter.

•                  Gross profit increased to $30.0 million, the fifth consecutive quarterly increase in gross profit.

•                  Operating income was $1.1 million compared to an operating loss of $58.0 million for the second quarter of 2003.

•                  Revenues improved over the results for the first quarter of 2004 and are above the guidance given on June 1, 2004, due to strong shipments of new products late in the quarter.

•                  Shipped record number of SAW filters in the quarter. Total SAW filter volume was up 74% in the second quarter of 2004 compared to the second quarter of 2003. Duplexer revenue exceeded SAW IF filter revenue for handsets for the first time during the quarter.

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•                  Revenues from products for GSM handsets were up 67% compared to the first quarter of 2004 due to increased sales of GSM power amplifier modules and the new GSM quad band filter module. Revenues from power amplifier modules more than doubled from the first quarter of 2004.

•                  Revenues from products for base stations grew 25% compared to the first quarter of 2004 while defense and optoelectronics revenues declined approximately 8% and 23% respectively, for the same period.

•                  Net income after tax improved to a profit of $287,000, equal to EPS of $0.00, in the second quarter of 2004 compared to a loss of $59.6 million, equal to a per share loss of $0.45 in the second quarter of 2003. This was TriQuint’s third consecutive positive net income quarter. The loss in the second quarter of 2003 included a $42 million lease termination charge.

•                  Cash, cash equivalents and short and long term investments totaled $360.6 million at June 30, 2004, an increase of $7.4 million from March 31, 2004, after factoring in debt retirement during the quarter. TriQuint retired $45 million face value of our 4% convertible notes in the second quarter of 2004 resulting in a net gain of $539,000.

•                  Book-to-bill ratio was .99 to 1 for the second quarter of 2004.

Commenting on the results for the quarter ended June 30, 2004, Ralph Quinsey, President and CEO, stated, “I am pleased with our results for the quarter as our upward trend in revenue and operating results continues. We believe that we are gaining share in the large GSM cellular handset market. While challenges continue in some of our markets, particularly optical, our revenue and profitability were up significantly over the second quarter of 2003 resulting in our third consecutive quarter of profitability. Shorter lead times for some of our businesses has limited visibility but I expect second half 2004 revenues to exceed our first half based on sustained demand in our major markets.”

Outlook for the Third Quarter and Full Year 2004:

For the quarter ending September 30, 2004, TriQuint is projecting that revenues will range between $92 million and $94 million, with a gross profit margin of 29% to 32%. TriQuint projects operating expenses will range from $28 million to $29 million for the third quarter of 2004 and earnings per share will range from a loss of $0.01 to breakeven.

TriQuint is raising the lower end of its previous revenue guidance for the full year 2004. TriQuint expects revenues for the full year to now range from $370 million to $375 million, up approximately 19% over the actual results for 2003. The previous revenue guidance for the full year 2004 was from $365 million to $375 million. TriQuint expects its operating income to improve substantially from a loss of $74.4 million in 2003 to an operating profit for 2004. The revised outlook reflects TriQuint’s expectations that its new product success will continue and the end markets will continue to grow.

A summary table of TriQuint’s financial guidance for 2004 is available on the “Investors” section of TriQuint’s web site.

Conference Call:

TriQuint will host a conference call this afternoon at 2:00 PM PDT to discuss the results for the quarter as well as future expectations of the Company. The call can be heard via webcast accessed through the “Investors” section of TriQuint’s web site: www.tqs.com, or through www.Vcall.com. A replay will be available for 7 days by dialing (303) 590-3000, passcode 11001213#.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, optical networks, broadband and microwave, and aerospace and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, indium phosphide, silicon germanium, and surface acoustic wave (SAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, Pennsylvania and Florida, as well as production assembly plants in Costa Rica and Mexico, plus sales/application support offices in China and design centers in New England, Germany and Taiwan. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of TriQuint’s anticipated revenue, operating results and projected earnings or loss per share and customer acceptance and demand for TriQuint’s products involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing such words as “anticipates,” “believes,” “estimates,”  “expects,” “hopeful,” “intends,” “plans,”  “projects,” or similar terms are considered to contain uncertainty and are forward-looking statements. A number of factors affect TriQuint’s operating results and could cause its actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of TriQuint, including those related to continued strengthening in end markets and shipments of new products, expectations for market conditions in the semiconductor industry during the second half of 2004 and its projections for the third quarter and full year 2004. TriQuint cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including TriQuint’s performance, demand for its products, internal operating results and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties. TriQuint does not assume the obligation to update any forward-looking statements.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Quarters Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenues	$92,648	$89,903	$72,815	$182,551	$144,470
Cost of sales	62,610	60,423	54,090	123,033	109,822
Gross profit	30,038	29,480	18,725	59,518	34,648
Operating expenses:
Research, development and engineering	15,340	16,075	17,702	31,415	35,062
Selling, general and administrative	13,591	12,305	17,047	25,896	30,208
In-process research and development	—	—	—	—	500
Lease termination costs	—	—	41,962	—	41,962
Total operating expenses	28,931	28,380	76,711	57,311	107,732
Income (loss) from operations	1,107	1,100	(57,986)	2,207	(73,084)

Interest income (expense) and other	(1,238)	(1,323)	(1,527)	(2,561)	(2,824)
Gain on retirement of debt	539	—	—	539	—
Other expense, net	(699)	(1,323)	(1,527)	(2,022)	(2,824)
Income (loss) before income tax	408	(223)	(59,513)	185	(75,908)
Income tax expense (benefit)	121	(225)	47	(104)	167
Net income (loss)	$287	$2	$(59,560)	$289	$(76,075)

Per share data:
Per share net income (loss) - basic	$—	$—	$(0.45)	$—	$(0.57)

Weighted-average common shares	136,592,457	135,773,298	133,554,233	136,176,235	133,374,070

Per share net income (loss) - diluted	$—	$—	$(0.45)	$—	$(0.57)
Weighted-average common and common equivalent shares	140,665,960	142,378,672	133,554,233	141,573,267	133,374,070

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2004	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash, cash equivalents and investments	$149,433	$237,981	$280,130
Accounts receivable, net	49,406	50,304	41,911
Inventories, net	66,547	66,015	65,286
Other current assets	26,694	14,153	14,089
Assets held for sale, net	23,323	24,422	24,423
Total current assets	315,403	392,875	425,839

Long-term investments in marketable securities	211,188	160,211	120,134
Property, plant, equipment and other, net	226,460	242,106	246,827
Total assets	$753,051	$795,192	$792,800

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	55,287	54,788	55,717
Total current liabilities	55,287	54,788	55,717

Other long-term liabilities	8,079	8,136	8,207
Convertible subordinated notes	223,755	268,755	268,755
Total liabilities	287,121	331,679	332,679
Stockholders’ equity	465,930	463,513	460,121
Total liabilities and stockholders’ equity	$753,051	$795,192	$792,800

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarters Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.6%	67.2%	74.3%	67.4%	76.0%
Gross profit	32.4%	32.8%	25.7%	32.6%	24.0%
Operating expenses:
Research, development and engineering	16.6%	17.9%	24.3%	17.2%	24.3%
Selling, general and administrative	14.7%	13.7%	23.4%	14.2%	21.0%
In-process research and development	0.0%	0.0%	0.0%	0.0%	0.3%
Lease termination costs	0.0%	0.0%	57.6%	0.0%	29.0%
Total operating expenses	31.3%	31.6%	105.3%	31.4%	74.6%
Income (loss) from operations	1.1%	1.2%	-79.6%	1.2%	-50.6%

Interest income (expense) and other	-1.3%	-1.5%	-2.1%	-1.4%	-2.0%
Gain on retirement of debt	0.6%	0.0%	0.0%	0.3%	0.0%
Other expense, net	-0.7%	-1.5%	-2.1%	-1.1%	-2.0%
Income (loss) before income tax	0.4%	-0.3%	-81.7%	0.1%	-52.6%
Income tax expense (benefit)	0.1%	-0.3%	0.1%	-0.1%	0.1%
Net income (loss)	0.3%	0.0%	-81.8%	0.2%	-52.7%